UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011

SGB INTERNATIONAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-53490	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

909 – 6081 No. 3 Road, Richmond, British Columbia, Canada V6Y 2B2
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (604) 304-3315

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2011, we entered into a share exchange agreement with Dragon International Resources Group Co., Limited, a Hong Kong corporation, its shareholders, and Yongding Shangzhai Coal Mine Ltd., a People’s Republic of China corporation and wholly-owned subsidiary of Dragon International Resources Group Co., Limited. Yongding Shangzhai Coal Mine Ltd. owns and operates a coal mine, located in Yongding County, Fujian Province, the People’s Republic of China.

Pursuant to the terms of the share exchange agreement, we agreed to purchase all of the issued and outstanding shares in the capital of Dragon International Resources Group Co., Limited from its shareholders. In exchange, we agreed to issue to the shareholders of Dragon International Resources Group Co., Limited 220,522,000 common shares of our company.

We also agreed that the current directors of our company will adopt resolutions appointing Longwen Lin, Xin Li (a current director of our company) and Peifeng Huang and such other person as Dragon International Resources Group Co., Limited may advise to our board of directors and accepting the resignation of Stuart Wooldridge from our board of directors. We also agreed that the current directors of our company will adopt resolutions appointing Longwen Lin as Chairman and President, Xin Li as Chief Executive Officer, Thomas Tze Khern Yeo as Chief Financial Officer and corporate secretary and Peifeng Huang as Chief Operating Officer and accepting the resignations of Xin Li and Stuart Wooldridge from all officer positions with our company.

Closing of the share exchange agreement will be subject to certain conditions. The parties agreed to use their best efforts to effect the closing on or before May 15, 2011, but there is no assurance that the parties will complete the transactions contemplated in the share exchange agreement.

A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description
2.1	Share Exchange Agreement with Dragon International Resources Group Co., Limited, its shareholders, and Yongding Shangzhai Coal Mine Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGB INTERNATIONAL HOLDINGS, INC.

Per:	/s/ Xin Li
Xin Li
President and Director
April 28, 2011